                              INVESTMENT AGREEMENT

    INVESTMENT AGREEMENT (this "AGREEMENT"), dated as of December 18, 2001 by and among JACOBSON RESONANCE ENTERPRISES, INC., a Nevada corporation with offices located at 8200 Jog Road, Suite 100, Boynton Beach, Florida 33437 (the
"COMPANY"), and TECINVEST SERVICES, INC. (the "INVESTOR").

    WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to $3,000,000 to purchase the Company's common stock, $.001 par value per share (the "COMMON
STOCK");

    WHEREAS, such investments will be made in reliance upon registration under the Securities Act of 1933, as may be amended (the "1933 ACT");

    WHEREAS, such investments will be made in reliance upon the provisions of
Section 4(2) under the Securities Act of 1933, as amended (the "1933 ACT"),
Regulation D, and the rules and regulations promulgated thereunder, and/or upon such other exemption from the registration requirements of the 1933 Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder; and

    WHEREAS, contemporaneously with the execution and delivery of this
Agreement, the parties hereto are executing and delivering a Registration Rights
Agreement substantially in the form attached hereto as Exhibit A (the
"REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

     NOW THEREFORE, the Company and the Investor hereby agree as follows:

    1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings specified or indicated, and such meanings shall be equally applicable to the singular and plural forms of the defined terms.

"1933 ACT" shall mean the Securities Act of 1933, as it may be amended.

"1934 ACT" shall mean the Securities Exchange Act of 1934, as it may be amended.

"AFFILIATE" shall have the meaning specified in Section 5(h).

"AGREED UPON PROCEDURES REPORT" shall have the meaning specified in Section
2(o).

"AGREEMENT" shall mean this Investment Agreement.

"AVERAGE DAILY EQUITY TRADED" shall mean the product of the daily trading volume and the average trade price of the Company's common stock on the Principal
Market, which volume and average trade price shall be as reported by Bloomberg
Financial Markets ("BLOOMBERG"), or if not available through Bloomberg because of delisting, then the average of the bid prices of any market makers for the
Company's Common Stock as reported in the "pink sheets" by the National
Quotation Bureau, Inc.

"BUY-IN" shall have the meaning specified in Section 6.

"BUY-IN ADJUSTMENT AMOUNT" shall have the meaning specified in Section 6.

"CLOSING" shall have the meaning specified in Section 2(h).

"CLOSING DATE" shall mean, as defined in Section 2(h), the date which is five
(5) Trading Days following the expiration of the related Purchase Period.

"COMMITMENT WARRANT" shall have the meaning specified in Section 2(c)(i).

"COMMON STOCK" shall mean the Common Stock of the Company.

"CONTROL" or "CONTROLS" shall have the meaning specified in Section 5(h).

"COVERING SHARES" shall have the meaning specified in Section 6.

"DOLLAR AMOUNT" shall mean the Dollar Amount of shares of common stock the
Company requests Investor to purchase.

"EFFECTIVE DATE" shall mean the date the SEC declares effective the Registration
Statement covering the transactions described in the Agreement.

"ENVIRONMENTAL LAWS" shall have the meaning specified in Section 4(m).

"ESCROW AGENT" shall mean Joseph B. LaRocco.

"ESCROW AGREEMENT" shall mean the Escrow Agreement entered into between the
Company, Investor and Escrow Agent and attached as Exhibit E.

"EXECUTION DATE" shall mean the date all Transaction Documents are executed by the Company and Investor.

"INDEMNITEES" shall have the meaning specified in Section 10.

"INDEMNIFIED LIABILITIES" shall have the meaning specified in Section 10.

"INEFFECTIVE PERIOD" shall mean any period of time that the Registration
Statement or any Supplemental Registration Statement (as defined in the
Registration Rights Agreement) becomes ineffective or unavailable for use for the sale or resale, as applicable, of any or all of the Registrable Securities
(as defined in the Registration Rights Agreement) for any reason (or in the event the prospectus under either of the above is not current and deliverable)
during any time period required under the Registration Rights Agreement.

"MAJOR TRANSACTION" shall have the meaning specified in Section 2(g).

"MATERIAL ADVERSE EFFECT" shall have the meaning specified in Section 4(a).
"MATERIAL FACTS" shall have the meaning specified in Section 2(m).

"MAXIMUM COMMON STOCK ISSUANCE" shall have the meaning specified in Section
2(j).

"MAXIMUM PUT AMOUNT" shall mean the maximum Dollar Amount of a Put Notice calculated by multiplying the Average Daily Equity Traded for the thirty (30)
Trading Days immediately preceding a Put Notice Date, by three (3), but in no event more than $150,000.

"MINIMUM PUT AMOUNT" shall mean $10,000.

"OFFICER'S CERTIFICATE" shall have the meaning specified in Section 8(c).

"OPEN PERIOD" shall mean the period beginning on and including the Trading Day immediately following the Effective Date and ending on the earlier of (i) the date which is eighteen (18) months from the Effective Date and (ii) termination of the Agreement in accordance with Section 9.

"Partial Release Form" shall have the meaning set forth in Section 2(i).

"PAYMENT AMOUNT" shall have the meaning specified in Section 2(p).

"PRINCIPAL MARKET" shall have the meaning specified in Section 2(f).

"PROSPECTUS" shall mean the prospectus, preliminary prospectus and supplemental prospectus used in connection with the Registration Statement.

"PURCHASE AMOUNT" shall mean the amount being paid by Investor on a particular
Closing Date to purchase the Shares.

"PURCHASE PERIOD" shall mean the period beginning on the Trading Day immediately following the date which Investor receives the Put Notice and ending on and including the date which is ten (10) Trading Days after such Put Notice Date.

"PURCHASE PRICE" shall mean 85% of the average of the lowest four (4) closing bid prices (based on a Trading Day from 9:30 a.m. to 4:00 p.m. Eastern Time) of the Company's common stock during the specified Purchase Period.

"PUT NOTICE" shall mean a written notice sent to the Investor by the Company stating the Dollar Amount of Shares the Company intends to sell to the Investor pursuant to the terms of the Agreement and stating the current number of Shares issued and outstanding on such date.

"PUT NOTICE DATE" shall mean the Trading Day immediately following the day on which the Investor receives a Put Notice, however a Put Notice shall be deemed delivered on (x) the Trading Day it is received by facsimile or otherwise by the
Investor if such notice is received prior to 12:00 noon Eastern Time (receipt being deemed to occur if the Company possess a facsimile confirmation showing completed transmission by such time), or (y) the immediately succeeding Trading
Day if it is received by facsimile or otherwise after 12:00 noon Eastern Time on a Trading Day (receipt being documented as described in (x) above). No Put
Notice may be deemed delivered on a day that is not a Trading Day.

"REGISTRATION OPINION" shall have the meaning specified in Section 2(m).

"REGISTRATION OPINION DEADLINE" shall mean the date that is no more than three
(3) Trading Days following the date the Registration Statement is declared effective by the SEC.

"REGISTRATION PERIOD" shall have the meaning specified in Section 5(c).

"REGISTRATION RIGHTS AGREEMENT" shall mean the Agreement entered into by the
Company with Investor for the registration of this transaction.

"REGISTRATION STATEMENT" means the registration statement of the Company filed under the 1933 Act covering this transaction.

"RELATED PARTY" shall have the meaning specified in Section 5(h).

"REPURCHASE EVENT" shall have the meaning specified in Section 2(p).

"RESOLUTION" shall have the meaning specified in Section 8(f).

"SEC" shall mean the Securities & Exchange Commission.

"SEC DOCUMENTS" shall have the meaning specified in Section 4(f).

"SECURITIES" shall mean the shares of common stock and warrants issued pursuant to the terms of the Agreement.

"SHARES" shall mean the shares of common stock of the Company having a par value of $.001 per share.

"SOLD SHARES" shall have the meaning specified in Section 6.
"SUBSIDIARIES" shall have the meaning specified in Section 4(a).

"TRADING DAY" shall mean any day on which the Principal Market for the Company's common stock is open for trading.

"TRANSACTION DOCUMENTS" shall mean the Agreement, Registration Rights Agreement,
Escrow Agreement, Warrants and each of the other agreements entered into by the parties hereto in connection with the Agreement.

"VALUATION EVENT" shall have the meaning specified in Section 2(k).

     2. PURCHASE AND SALE OF COMMON STOCK

    a. Purchase and Sale of Common Stock. Upon the terms and conditions set forth herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to that number of Shares having an aggregate
Purchase Price of $3,000,000.

    b. Delivery of Put Notices. Subject to the terms and conditions of the
Transaction Documents, and from time to time during the Open Period the Company may, in its sole discretion, deliver a Put Notice to the Investor which states the Dollar Amount of Shares which the Company intends to sell to the Investor during the Purchase Period. Once the Put Notice is received by the Investor the
Put Notice shall not be terminated, withdrawn or otherwise revoked by the
Company. During the Open Period, the Company shall not be entitled to submit a
Put Notice during the five (5) Trading Day period following a Closing Date and a
Put Notice may not be given during a Purchase Period. The Company shall not be entitled to issue a Put Notice to Investor for less than the Minimum Put Amount nor more than the Maximum Put Amount, however the Minimum Put Amount shall not apply to the first five (5) Put Notice requests. The Purchase Price shall be 85%
of the average of the lowest four (4) closing bid prices of the Common Stock during the Purchase Period.

    Within ten (10) calendar days after the commencement of each calendar quarter occurring subsequent to the commencement of the Open Period, the Company undertakes to notify Investor as to its reasonable expectations as to the Dollar
Amount it intends to raise during such calendar quarter, if any, through the issuance of Put Notices. Such notification shall constitute only the Company's good faith estimate with respect to such calendar quarter and shall in no way obligate the Company to raise such amount during such calendar quarter or otherwise limit its ability to deliver Put Notices during such calendar quarter.
The failure by the Company to comply with this provision can be cured by the
Company's notifying Investor at any time as to its reasonable expectations with respect to the current calendar quarter.

c. Warrants and Minimum Draw Down.

        (i) Commitment Warrant. On the Execution Date, the Company shall issue to the Investor, a four (4) year warrant ("COMMITMENT WARRANT") to purchase 500,000 Shares with an exercise price equal to the lesser of
        (x) 110% of the average closing bid price for the thirty (30) Trading
        Days immediately preceding the Execution Date or (y) 110% of the closing bid price on the 180th calendar day following the Execution
        Date (or the next Trading Day if such date is not a Trading Day) or
        (z) 110% of the closing bid price on the 365th calendar day following the Execution Date (or the next Trading Day if such date is not a
        Trading Day). The Warrant will be exercisable anytime after its issuance and will be exercisable on a cash basis only. Any portion of the Warrant that is exercised will not be entitled to a reset at a lower price. The Common Stock underlying the Commitment Warrant shall be included in the Registration Statement.

        (ii) Minimum Draw Down. If the Company does not draw down a minimum of
        $300,000 during the twelve (12) month period following the Execution
        Date, then the Company shall pay Investor an amount equal to 5% of the undrawn minimum amount. The 5% liquidated damages will not have to be paid to the Investor as long as (x) the Registration Statement for this transaction is declared effective within one hundred twenty (120)
        calendar days following the Closing Date and (y) the Company issues
        Put Notices for the Maximum Put Amount with maximum frequency until the Company draws down $300,000. If the Company fails to draw down the
        $300,000 as a result of not being able to meet the Minimum Put Amount of $10,000 per Put Notice (after the first five (5) Put Notices) the
        Company shall still be responsible to pay the Investor 5% of the undrawn minimum amount. If the Company fails to pay to the Investor such amount when due, interest at the rate of twenty-four percent
        (24%) per annum (or if such rate is in excess of the highest rate allowed by applicable law, the highest allowable rate) shall accrue on the unpaid amount until paid in full.

    The Company acknowledges that its failure to issue the Commitment Warrant and make payment to the Investor when due will cause the Investor to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Commitment Warrant pursuant to the terms of this Agreement.

    It is the intention of the parties that interest payable under this
Agreement shall not exceed the maximum amount permitted under any applicable law. If a law, which applies to this Agreement which sets the maximum interest amount, is finally interpreted so that the interest in connection with this
Agreement exceeds the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit;
and (2) any sums already collected (if any) from the Company which exceed the permitted limits will be refunded to the Company. The Investor may choose to make this refund by reducing the amount that the Company owes under this
Agreement or by making a direct payment to the Company. If a refund reduces the amount that the Company owes the Investor, the reduction will be treated as a partial payment. In case any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

    d. Investor's Obligation to Purchase Shares. Subject to the conditions set forth in this Agreement, following the Investor's receipt of a validly delivered
Put Notice, the Investor shall be required to purchase from the Company during the related Purchase Period that number of Shares having an aggregate Purchase
Price equal to the lesser of (i) the Dollar Amount set forth in the Put Notice and (ii) 15% of the total Average Daily Equity Traded during the applicable
Purchase Period, but only if said Shares bear no restrictive legend, are not subject to stop transfer instructions and are being held in escrow, pursuant to
Section 2(h), prior to the applicable Closing Date.

    e. Limitation on Investor's Obligation to Purchase Shares. Notwithstanding
anything to the contrary in this Agreement, in no event shall the Investor be required to purchase, and the Company shall in no event sell to the Investor, that number of Shares, which when added to the sum of the number of Shares beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the "1934 ACT")), by the Investor, would exceed 4.99% of the number of Shares outstanding on the Put
Notice Date for such Purchase Period, as determined in accordance with Rule
13d-1(j) under the 1934 Act. In no event shall the Investor purchase Shares of the Common Stock other than pursuant to this Agreement until such date as this
Agreement is terminated. Each Put Notice shall include a representation of the
Company as to the number of Shares of Common Stock outstanding on the related
Put Notice Date as determined in accordance with Section 13(d) of the 1934 Act.
In the event that the number of Shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any date during a Purchase Period than on the Put Notice Date associated with such Purchase
Period, then the number of Shares of Common Stock outstanding on such date during such Purchase Period shall govern for purposes of determining whether the
Investor would be acquiring beneficial ownership of more than 4.99% of the number of Shares of Common Stock outstanding during such period.

    f. Conditions to Investor's Obligation to Purchase Shares. Notwithstanding
anything to the contrary in this Agreement, the Company shall not be entitled to deliver a Put Notice and require the Investor to purchase any Shares at a
Closing (as defined in Section 2(h)) unless each of the following conditions are satisfied:

        (i) a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights
        Agreement) at all times during the Purchase Period;

        (ii) at all times during the period beginning on the related Put
        Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on The American Stock
        Exchange, Inc. or The New York Stock Exchange, Inc. or designated on the Nasdaq National Market, The Nasdaq SmallCap Market, or the
        National Association of Securities Dealer's, Inc. OTC electronic bulletin board (the "PRINCIPAL MARKET") and shall not have been suspended from trading thereon for a period of five (5)
        consecutive Trading Days during the Open Period and the Company shall not have been notified of any pending or threatened
        proceeding or other action to delist or suspend the Common Stock;

        (iii) the Company has complied with its obligations and is otherwise not in breach of a material provision, or in default under, this Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been corrected prior to delivery of the Put Notice Date;

        (iv) no injunction shall have been issued, or action commenced by a governmental authority, prohibiting the purchase or the
        issuance of the Common Stock; and

        (v) the issuance of the Common Stock will not violate the
        shareholder approval requirements of Nasdaq, if the Company becomes so listed.

        If any of the events described in clauses (i) through (v) above occurs during a Purchase Period, then the Investor shall have no obligation to purchase the Dollar Amount of Common Stock set forth in the applicable Put Notice.

    g. For purposes of this Agreement, a "MAJOR TRANSACTION" shall be deemed to have occurred at the closing of any of the following events: (i) the consolidation, merger or other business combination of the Company with or into another person (other than pursuant to a migratory merger effected solely for the purposes of changing the jurisdiction of incorporation of the Company) (ii)
the sale or transfer of all or substantially all of the Company's assets; or
(iii) the consummation of a purchase, tender or exchange offer made to, and accepted by, the holders of more than 30% of the economic interest in, or the combined voting power of all classes of voting stock of, the Company.

    h. Mechanics of Purchase of Shares by Investor. Subject to the satisfaction of the conditions set forth in Sections 2(f), 7 and 8, the closing of the purchase by the Investor of Shares (a "CLOSING") shall occur on the date which is five (5) Trading Days following the expiration of the related Purchase Period
(a "CLOSING DATE"). Prior to each Closing Date, (i) the Company shall deliver to the Escrow Agent pursuant to the Escrow Agreement, annexed hereto as Exhibit E, certificates representing the Shares to be issued to the Investor on such date and registered in the name of the Investor, or deposit such Shares into the account(s) (with the Investor receiving confirmation that the Shares are in such account(s)) designated by the Investor for the benefit of the Investor and (ii)
the Investor shall deliver to the Escrow Agent the Purchase Price to be paid for such Shares (after receipt of confirmation of delivery of such Shares), determined as aforesaid, by wire transfer. In the alternative to physical delivery of certificates for Common Stock to the Escrow Agent, if delivery of the Shares may be effectuated by electronic book-entry through The Depository
Trust Company ("DTC"), then delivery of the Shares pursuant to such purchase shall, unless requested otherwise by such Investor (or holder of such Shares), settle by book-entry transfer through DTC by the Closing Date. The parties agree to coordinate with DTC to accomplish this objective. In addition, each of the
Company and the Investor shall deliver all documents, instruments and writings required to be delivered by either of them to the Escrow Agent pursuant to this
Agreement at or prior to each Closing.

    i. As provided in the Escrow Agreement, after Investor's receipt of a Put
Notice, but prior to the related Closing Date, the Investor, may authorize the
Escrow Agent to release a portion of the Purchase Amount from escrow to the
Company in exchange for a fixed number of Shares, subject to the following conditions:

        (i) The Investor shall fill out and sign a Partial Release of
        Purchase Amount and Shares from Escrow (the "Partial Release
        Form"). The Partial Release Form shall set forth the number of
        Shares to be released to Investor and the dollar amount the
        Escrow Agent shall wire to the Company.

        (ii) The Partial Release Form shall be filled out and signed by the Investor and faxed to the Company and the Escrow Agent prior to 12:00 p.m. New York City time.

    The number of Shares stated in the Partial Release Form shall be equal to the dollar amount to be released divided by 85% of the average of the four (4)
lowest closing bid prices during that number of Trading Days in the Purchase
Period that have expired, but if less than four (4) Trading Days have expired prior to receipt by the Company of the Partial Release Form, then the lowest closing bid price for that number of days shall be used.

    The Company and Investor agree that on the related Closing Date, an adjustment shall be made so that the terms set forth in the Investment Agreement shall be honored with the balance of the Purchase Price being released to the
Company and the balance of Shares owed to Investor being released to Investor.

    j. Overall Limit on Common Stock Issuable. Notwithstanding anything contained herein to the contrary, if the Company becomes listed on the Nasdaq
Small Cap Market, Nasdaq National Market or the American Stock Exchange, the
number of Shares issuable by the Company and purchasable by the Investor including the shares of Common Stock issuable in connection with the Commitment
Warrant issuable hereunder, shall not exceed 19.99% of the shares of Common
Stock outstanding as of the date hereof, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting the Common Stock (the "MAXIMUM COMMON STOCK ISSUANCE"), unless the issuance of Shares, including any Common Stock to be issued in connection with the Commitment Warrant issuable hereunder, in excess of the Maximum Common Stock
Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the
Company, if such issuance of shares of Common Stock could cause a delisting on the Principal Market. Without limiting the generality of the foregoing, such shareholders' approval must duly authorize the issuance by the Company of shares of Common Stock totaling 19.99% or more of the shares of Common Stock outstanding on the date hereof. The parties understand and agree that the
Company's failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of
Shares hereunder or the Investor's obligation in accordance with the terms and conditions hereof to purchase a number of Shares in the aggregate up to the
Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation provided in this Section 2(j).

    k. "VALUATION EVENT" shall mean an event in which the Company at any time during a "Purchase Period" takes any of the following actions:

        (i)  subdivides or combines its Common Stock;

        (ii) pays a dividend in Common Stock or makes any other distribution of its Common Stock, except for dividends paid with respect to the Preferred Stock;

        (iii)issues any options or other rights to subscribe for or purchase
             Common Stock and the price per share for which Common Stock may at any time thereafter be issuable pursuant to such options or other rights shall be less than the Bid Price in effect
             immediately prior to such issuance;

        (iv) issues any securities convertible into or exchangeable for Common
             Stock and the consideration per share for which shares of Common
             Stock may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Bid Price in effect immediately prior to such issuance;

        (v)  issues shares of Common Stock otherwise than as provided in the foregoing subsections (i) through (iv), at a price per share less, or for other consideration lower, than the Bid Price in effect immediately prior to such issuance, or without
             consideration;

        (vi) makes a distribution of its assets or evidences of indebtedness to the holders of Common Stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (i) through (v); or

        (vii)takes any action affecting the number of shares of Common Stock outstanding, other than an action described in any of the
             foregoing subsections (i) through (vi) hereof, inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a materially adverse effect upon the rights of Investor at the time of a Put Notice is delivered to
             Investor.

    l. The Company agrees that it shall not take any action that would result in a Valuation Event occurring during a Purchase Period.

    m. Accountant's Letter and Registration Opinion. The Company shall cause to be delivered to the Investor, (i) whenever required by Section 2(o), and (ii) on or prior to the Registration Opinion Deadline, an opinion of the Company's independent counsel, (the "REGISTRATION OPINION"), addressed to the Investor stating, inter alia, that no facts ("MATERIAL FACTS") have come to such counsel's attention that have caused it to believe that the Registration
Statement and any related prospectuses, contains an untrue statement of material fact or omits a material fact required to make the statements contained therein, in light of the circumstances under which they were made, not misleading. If a
Registration Opinion cannot be delivered by the Company's independent counsel to the Investor on the Registration Opinion Deadline due to the existence of
Material Facts or an Ineffective Period, the Company shall promptly notify the
Investor and as promptly as possible amend each of the Registration Statement and any supplemental Registration Statements, as applicable, and any related prospectus or cause such Ineffective Period to terminate, as the case may be, and deliver such Registration Opinion and updated prospectus as soon as possible thereafter. If at any time after a Put Notice shall have been delivered to
Investor but before the related Closing Date, the Company acquires knowledge of such Material Facts or any Ineffective Period occurs, the Company shall promptly notify the Investor and the balance of the Purchase Period shall be canceled and the Investor shall only be responsible for that portion of the Purchase Amount up to the beginning of the Ineffective Period.

     n. (i) The Company shall engage its independent auditors to perform the procedures in accordance with the provisions of Statement on Auditing Standards
No. 71, as amended, as agreed to by the parties hereto, and reports thereon (the
"BRING DOWN COLD COMFORT LETTERS") as shall have been reasonably requested by the Investor with respect to certain financial information contained in the
Registration Statement and shall have delivered to the Investor such a report addressed to the Investor, on or prior to each Registration Opinion Deadline;

        (ii) in the event that the Investor shall have requested delivery of an
Agreed Upon Procedures Report pursuant to Section 2(o), the Company shall engage its independent auditors to perform certain agreed upon procedures and report thereon as shall have been reasonably requested by the Investor with respect to certain financial information of the Company and the Company shall deliver to the Investor a copy of such report addressed to the Investor. In the event that the report required by this Section 2(n) cannot be delivered by the Company's independent auditors, the Company shall, if necessary, promptly revise the
Registration Statement and the Company shall not deliver a Put Notice to
Investor until such report is delivered.

    o. Procedure if Material Facts are Reasonably believed to be untrue or are omitted. In the event after such consultation the Investor or the Investor's counsel reasonably believes that the Registration Statement contains an untrue statement or a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading,
(i) the Company shall file with the SEC an amendment to the Registration
Statement responsive to such alleged untrue statement or omission and provide the Investor, as promptly as practicable, with copies of the Registration
Statement and related Prospectus, as so amended, or (ii) if the Company disputes the existence of any such material misstatement or omission, (x) the Company's independent counsel shall provide the Investor's counsel with a Registration
Opinion and (y) in the event the dispute relates to the adequacy of financial disclosure and the Investor shall reasonably request, the Company's independent auditors shall provide to the Company a letter ("Agreed Upon Procedures Report")
outlining the performance of such "agreed upon procedures" as shall be reasonably requested by the Investor and the Company shall provide the Investor with a copy of such letter.

    p. Delisting; Suspension. If at any time during the Open Period or within thirty (30) calendar days after the end of the Open Period, (i) the Registration
Statement, after it has been declared effective, shall not remain effective and available for sale of all the Registrable Securities, (ii) the Common Stock
shall not be listed on the Principal Market or shall have been suspended from trading thereon (excluding suspensions of not more than one trading day resulting from business announcements by the Company) or the Company shall have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock, (iii) there shall have occurred a Major Transaction
(as defined in Section 2(g)) or the public announcement of a pending Major
Transaction which has not been abandoned or terminated, or (iv) the Registration
Statement is no longer effective or stale for a period of more than five (5)
Trading Days as a result of the Company to timely file its financials, the
Company shall repurchase within thirty (30) calendar days of the occurrence of one of the events listed in clauses (i), (ii), (iii) or (iv) above (each a
"REPURCHASE EVENT"), subject to the limitations imposed by applicable federal and state law, all or any part of the Shares issued to the Investor within the sixty (60) Trading Days preceding the occurrence of the Repurchase Event and then held by the Investor at a price per Share equal to the highest Average
Daily Equity Traded during the period beginning on the date of the Repurchase
Event and ending on and including the date on which the Investor is paid by the
Company for the repurchase of the Shares (the "PAYMENT AMOUNT"). If the Company
fails to pay to the Investor the full aggregate Payment Amount within thirty
(30) calendar days of the Repurchase Event hereunder, the Company shall pay to the Investor, on the first Trading Day following such thirtieth (30th) calendar day, in addition to and not in lieu of the Payment Amount payable by the Company to the Investor, an amount equal to 2% of the aggregate Payment Amount then due and payable to the Investor, in cash by wire transfer, plus compounded annual interest of 18% on such Payment Amount during the period, beginning on the day following such tenth calendar day, during which such Payment Amount, or any portion thereof, is outstanding.

     3.   INVESTOR'S REPRESENTATIONS AND WARRANTIES.

     The Investor represents and warrants to the Company that:

    a. Sophisticated Investor. The Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities.

    b. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies..

    c. Section 9 of the 1934 Act. During the Open Period, the Investor will comply with the provisions of Section 9 of the 1934 Act, and the rules promulgated thereunder, with respect to transactions involving the Common Stock.

    d. No Conflicts. The execution, delivery and performance of the Transaction
Documents by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Investor or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor or any of its Subsidiaries or by which any property or asset of the Investor or any of its
Subsidiaries is bound or affected. The business of the Investor and its
Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect.

    e. Own Account. As of the date hereof, Investor is purchasing the Shares for its own account and not with a present view towards the public sale of distribution thereof, except for sales registered pursuant to the Registration
Statement filed under the 1933 Act covering this transaction.

    f. Accredited Buyer Status. Investor is an "accredited investor' as that term is defined in Rule 501(a) of Regulation D (an "Accredited Buyer").

    g. Information. Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials related to the offer and sale of the Shares which have been requested by Investor or its advisors. Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigation conducted by Investor or any of its advisors or representatives shall modify, amend or affect Investor"
right to rely on the Company's representations and warranties contained in
Section 4 below. Investor understands that its investment in the Shares involves a significant degree of risk.

    h. Governmental Review. Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

    i. Transfer or Resale. Investor understands that (i) except as provided in the Registration Rights Agreement, the sale or re-sale of the Shares has not been and is not being registered under the 1933 Act or any applicable state securities laws, other than pursuant to the Registration Rights Agreement, and the Shares may not be resold unless (a) the Shares are sold pursuant to an effective registration statement under the 1933 Act, (b) Investor shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold may be sold pursuant to an exemption from such registration, or (c) the Shares are sold pursuant to Rule
144; (ii) any sale of such Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and (iii) neither the Company nor any other person is under any obligation to register such Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration
Rights Agreement). In connection with any sale of the Shares by Investor pursuant to clause (i)(a) above, Investor agrees to sell all such securities in compliance with applicable prospectus delivery requirements.

    j. Authorization; Enforcement. This Agreement and the Registration Rights
Agreement have been duly and validly authorized. This Agreement has been duly executed and delivered on behalf of Investor, and this Agreement constitutes, and upon execution and delivery by Investor of the Registration Rights
Agreement, such agreement will constitute, valid and binding agreements of
Investor enforceable in accordance with their terms.

     4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as set forth in the Schedules attached hereto, the Company represents and warrants to the Investor that:

    a. Organization and Qualification. The Company and its "SUBSIDIARIES"
(which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) (a complete list of which is set forth in Schedule 4(a)) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT"
means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the
Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 1 and
4(b)below).

    b. Authorization; Enforcement; Compliance with Other Instruments. (i) The
Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Escrow Agreement,
the Commitment Warrant, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this
Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Shares and the Commitment Warrant in accordance with the terms hereof and thereof, (ii)
the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Shares and the Commitment Warrant pursuant to this Agreement, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) the Transaction Documents have been duly and validly executed and delivered by the Company, and (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

    c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock, of which as of the date hereof, 54,628,154 shares are issued and outstanding, 5,000,000 shares of Preferred Stock are authorized of which 30,000 are issued and outstanding and approximately ____________ (as of December 10, 2001) shares of Common Stock are issuable upon the exercise of options, warrants and conversion rights. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 4(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the
Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the
Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its
Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its
Subsidiaries, (iv) there are no agreements or arrangements under which the
Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement),
(v) there are no outstanding securities of the Company or any of its
Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the
Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement, (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement and (viii) there is no dispute as to the class of any shares of the Company's capital stock. The Company has furnished to the Investor, or the Investor has had access through EDGAR to, true and correct copies of the Company's Articles of Incorporation, as in effect on the date hereof (the "ARTICLES OF INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS `), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

    d. Issuance of Shares. At least 10,500,000 Shares issuable pursuant to this
Agreement, but not more than 19.99% of the shares of Common Stock outstanding as of the date hereof, to the extent that the provisions of Section 2(j) are applicable hereunder, has been duly authorized and reserved for issuance
(subject to adjustment pursuant to the Company's covenant set forth in Section
5(f) below) pursuant to this Agreement. Upon issuance in accordance with this
Agreement, the Securities will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. In the event the Company cannot register 10,500,000 Shares, due to the remaining number of authorized shares of Common Stock being insufficient, the Company will use its best efforts to register the maximum number of shares it can based on the remaining balance of authorized shares and will use its best efforts to increase the number of its authorized shares as soon as reasonably practicable.

    e. No Conflicts. The execution, delivery and performance of the Transaction
Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the
Articles of Incorporation, any Certificate of Designations, Preferences and
Rights of any outstanding series of preferred stock of the Company or the
By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default)
under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Principal Market or principal securities exchange or trading market on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 4(e), neither the Company nor its
Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any
outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect.
Except as specifically contemplated by this Agreement and as required under the
1933 Act, the Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Transaction Documents in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the
Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. Except as disclosed in Schedule 4(e), the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.

    f. SEC Documents; Financial Statements. Since January 2001, the Company has
filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934
Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC
DOCUMENTS"). The Company has delivered to the Investor or its representatives, or they have had access through EDGAR, true and complete copies of the SEC
Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the
SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents, including, without limitation, information referred to in Section 4(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or
any of their officers, directors, employees or agents have provided the Investor with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the
Investor by the Company or its Subsidiaries or any of their officers, directors, employees or agents prior to any Closing Date shall be publicly disclosed by the
Company prior to such Closing Date.

    g. Absence of Certain Changes. Except as disclosed in Schedule 4(g) or the
SEC Documents filed at least five (5) days prior to the date hereof, since
January, 2001, there has been no change or development in the business, properties, assets, operations, financial condition, results of operations or prospects of the Company or its Subsidiaries which has had or reasonably could have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

    h. Absence of Litigation. Except as set forth in Schedule 4(h), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of its
Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's
Subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a Material Adverse Effect.

    i. Acknowledgment Regarding Investor's Purchase of Shares. The Company
acknowledges and agrees that the Investor is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the
Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the
Investor or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor's purchase of the Securities. The Company further represents to the Investor that the Company's decision to enter into the
Transaction Documents has been based solely on the independent evaluation by the
Company and its representatives.

    j. No Undisclosed Events, Liabilities, Developments or Circumstances. No
event, liability, development or circumstance has occurred or exists, or to its knowledge is contemplated to occur, with respect to the Company or its
Subsidiaries or their respective business, properties, assets, prospects, operations or financial condition, that would be required to be disclosed by the
Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

    k. Employee Relations. Neither the Company nor any of its Subsidiaries is
involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the
Company and its Subsidiaries believe that relations with their employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company's employ or otherwise terminate such officer's employment with the Company.

    l. Intellectual Property Rights. The Company and its Subsidiaries own or
possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 4(l), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now or as proposed to be conducted have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 4(l), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the
Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its
Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

    m. Environmental Laws. The Company and its Subsidiaries (i) are in
compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing cases, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

    n. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its
Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 4(n) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries.
Any real property and facilities held under lease by the Company or any of its
Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its
Subsidiaries.

    o. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such
Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

    p. Regulatory Permits. The Company and its Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from the appropriate federal, state, local or foreign regulatory authorities and comparable foreign regulatory agencies, necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits which if not obtained, or such revocations or modifications which, would not have a Material Adverse Effect.

    q. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    r. No Materially Adverse Contracts, Etc. Neither the Company nor any of its
Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the
Company's officers has or is expected in the future to have a Material Adverse
Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

    s. Tax Status. The Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the
Company know of no basis for any such claim.

    t. Certain Transactions. Except as set forth on Schedule 4(t) and in the
SEC Documents filed at least ten days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on
Schedule 4(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries
(other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

    u. Dilutive Effect. The Company understands and acknowledges that the number of shares of Common Stock issuable upon purchases pursuant to this
Agreement will increase in certain circumstances including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines during the period between the Effective Date and the end of the Open
Period. The Company's executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that, subject to such limitations as are expressly set forth in the
Transaction Documents, its obligation to issue shares of Common Stock upon purchases pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

          5.   COVENANTS OF THE COMPANY

    a. Best Efforts. The Company shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Section 7 of this
Agreement.

    b. Blue Sky. The Company shall, at its sole cost and expense, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Investor at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of such states of the United States, as specified by Investor, and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date. The
Company shall, at its sole cost and expense, make all filings and reports relating to the offer and sale of the Securities required under the applicable securities or "Blue Sky" laws of such states of the United States following each of the Closing Dates.

    c. Reporting Status. Until the earlier of (i) the first date which is after the date this Agreement is terminated pursuant to Section 9 and on which the
Holders (as that term is defined in the Registration Rights Agreement) may sell all of the Securities acquired pursuant to this Agreement without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Holders shall have sold all the Securities issuable hereunder and (B) this Agreement has been terminated pursuant to
Section 9 (the "REGISTRATION PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as a reporting company under the 1934 Act.

    d. Use of Proceeds. The Company will use the proceeds from the sale of the
Shares (excluding amounts paid by the Company for legal fees, finder's fees and escrow fees) for general corporate and working capital purposes.

    e. Financial Information. The Company agrees to make available to the
Investor via EDGAR or other electronic means the following to the Investor during the Registration Period: (i) within five (5) Trading Days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its
Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any
Registration Statements or amendments filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders and (iv) within two (2) calendar days of filing or delivery thereof, copies of all documents filed with, and all correspondence sent to, the
Principal Market, any securities exchange or market, or the National Association of Securities Dealers, Inc.

    f. Reservation of Shares. Subject to the following sentence, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 10,500,000 shares of Common Stock to provide for the issuance of the Securities hereunder. In the event that the
Company determines that it does not have a sufficient number of authorized shares of Common Stock to reserve and keep available for issuance as described in this Section 5(f), the Company shall use its best efforts to increase the number of authorized shares of Common Stock by seeking shareholder approval for the authorization of such additional shares.

    g. Listing. The Company shall promptly secure the listing of all of the
Registrable Securities (as defined in the Registration Rights Agreement) upon the Principal Market and each other national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed
(subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable
Securities from time to time issuable under the terms of the Transaction
Documents. The Company shall maintain the Common Stock's authorization for quotation on the Principal Market. Neither the Company nor any of its
Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market
(excluding suspensions of not more than one trading day resulting from business announcements by the Company). The Company shall promptly provide to the
Investor copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(g).

    h. Transactions With Affiliates. The Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, shareholders who beneficially own 5% or more of the
Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for (i) customary employment arrangements and benefit programs on reasonable terms, (ii) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (iii) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly,
(i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "CONTROL" or
"CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

    i. Filing of Form 8-K. On or before the date which is three (3) Trading
Days after the Execution Date, the Company shall file a Current Report on Form
8-K with the SEC describing the terms of the transaction contemplated by the
Transaction Documents in the form required by the 1934 Act, if such filing is required.

    j. Corporate Existence. The Company shall use its best efforts to preserve and continue the corporate existence of the Company.

    k. Notice of Certain Events Affecting Registration; Suspension of Right to
Make a Put. The Company shall promptly notify Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of the Shares: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus;
(ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration
Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration
Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, and the Company shall promptly make available to Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to Investor any Put Notice during the continuation of any of the foregoing events.

    l. Reimbursement. If (i) Investor, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by any shareholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Investor is impleaded in any such action, proceeding or investigation by any person, or (ii) Investor, other than by reason of its gross negligence or willful misconduct or by reason of its trading of the Common Stock in a manner that is illegal under the federal securities laws, becomes involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Investor is impleaded in any such action, proceeding or investigation by any person, then in any such case, the Company will reimburse Investor for its reasonable legal and other expenses
(including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which Investor is a named party, the Company will pay to
Investor the charges, as reasonably determined by Investor, for the time of any officers or employees of Investor devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement. The reimbursement obligations of the Company under this section shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of Investor that are actually named in such action, proceeding or investigation, and partners, directors, agents, employees, attorneys, accountants, auditors and controlling persons (if any), as the case may be, of
Investor and any such affiliate, and shall be binding upon and inure to the benefit of the Company, its affiliates and personal representatives and the
Investor, its affiliates and personal representatives.

    6. Cover. If, the number of Shares represented by any Put Notices become restricted or are no longer freely trading for any reason, and after the applicable Closing Date, the Investor purchases, in an open market transaction or otherwise, the Company's Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Investor (the
"Sold Shares"), which delivery such Investor anticipated to make using the
Shares represented by the Put Notice (a "Buy-In"), the Company shall pay to the
Investor the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment
Amount" is the amount equal to the excess, if any, of (a) the Investor's total purchase price (including brokerage commissions, if any) for the Covering Shares over (b) the net proceeds (after brokerage commissions, if any) received by the
Investor from the sale of the Sold Shares. The Company shall pay the Buy-In
Adjustment Amount to the Investor in immediately available funds immediately upon demand by the Investor. By way of illustration and not in limitation of the foregoing, if the Investor purchases Common Stock having a total purchase price
(including brokerage commissions) of $11,000 to cover a Buy-In with respect to the Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment
Amount which the Company will be required to pay to the Investor will be $1,000.

          7.   CONDITIONS OF THE COMPANY'S OBLIGATION TO SELL.

    The obligation hereunder of the Company to issue and sell the Shares to the
Investor is further subject to the satisfaction, at or before each Closing Date, of each of the following conditions set forth below.

    a. The Investor shall have executed each of this Agreement and the
Registration Rights Agreement and delivered the same to the Company.

    b. The Investor shall have delivered to the Company the Purchase Price for the Shares being purchased by the Investor at the Closing (after receipt of confirmation of delivery of such Shares) by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

    c. The representations and warranties of the Investor shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Investor shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction
Documents to be performed, satisfied or complied with by the Investor at or prior to such Closing Date.

    d. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

    e. No Valuation Event shall have occurred since the applicable Put Notice
Date.

          8.   FURTHER CONDITIONS OF THE INVESTOR'S OBLIGATION TO PURCHASE.

    The obligation of the Investor hereunder to purchase Shares is subject to the satisfaction, on or before each Closing Date, of each of the following conditions set forth below.

    a. The Company shall have executed each of the Transaction Documents and delivered the same to the Investor.

    b. The Common Stock shall be authorized for quotation on the Principal
Market and trading in the Common Stock shall not have been suspended by the
Principal Market or the SEC, at any time beginning on the date hereof and through and including the respective Closing Date (excluding suspensions of not more than one Trading Day resulting from business announcements by the Company, provided that such suspensions occur prior to the Company's delivery of the Put
Notice related to such Closing).

    c. The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for (i) representations and warranties that speak as of a specific date and (ii) with respect to the representations made in Sections
4(g), (h) and (j) and the third sentence of Section 4(k) hereof, events which occur on or after the date of this Agreement and are disclosed in SEC filings made by the Company at least ten (10) Trading Days prior to the applicable Put
Notice Date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company on or before such
Closing Date. The Investor shall have received a certificate, executed by the
Chief Executive Officer or Chief Financial Officer of the Company ("OFFICER'S
CERTIFICATE"), dated as of the applicable Closing Date, in the form of Exhibit C attached hereto, to the foregoing effect and as to such other matters as may be reasonably requested by the Investor including, without limitation, an update as of such Closing Date regarding the representation contained in Section 4(c)
above.

    d. Investor shall have received an opinion letter of the Company's counsel on or before the Execution Date, or a blanket opinion letter covering all Shares to be issued pursuant to the terms of this Agreement, in the form of Exhibit D attached hereto and if required by the Company's transfer agent any additional opinion letters after the Effective Date so as to allow for the issuance of
Securities to Investor as may be required pursuant to the Transaction Documents.

    e. The Company shall have executed and delivered to the Escrow Agent or
Investor the certificates representing, or have executed electronic book-entry transfer of, the Shares and the Warrants, if applicable, (in such denominations as such Investor shall request) being purchased by the Investor at such Closing.

    f. The Board of Directors of the Company shall have adopted resolutions consistent with Section 4(b)(ii) above and in a form reasonably acceptable to the Investor (the "RESOLUTIONS") and such Resolutions shall not have been amended or rescinded prior to such Closing Date.

    g. If requested by the Investor, the Investor shall receive a letter of the type, in the form and with the substance of the letter described in Section 3(s)
of the Registration Rights Agreement from the Company's auditors.

    h. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

    i. The Registration Statement shall be effective on each Closing Date and no stop order suspending the effectiveness of the Registration statement shall be in effect or shall be pending or threatened. Furthermore, on each Closing
Date (i) neither the Company nor Investor shall have received notice that the
SEC has issued or intends to issue a stop order with respect to such
Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action),and (ii) no other suspension of the use or withdrawal of the effectiveness of such Registration Statement or related prospectus shall exist.

    j. At the time of each Closing, the Registration Statement (including information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or which would require public disclosure or an update supplement to the prospectus.

    k. There shall have been no filing of a petition in bankruptcy, either voluntarily or involuntarily, with respect to the Company and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, and there shall have been no calling of a meeting of creditors of the Company or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for, with or without the consent or acquiescence of the Company.

    l. If applicable, the shareholders of the Company shall have approved the issuance of any Shares in excess of the Maximum Common Stock Issuance in accordance with Section 2(j).

    m. The conditions to such Closing set forth in Section 2(f) shall have been satisfied on or before such Closing Date.

    n. The Company shall have certified to the Investor the number of shares of
Common Stock outstanding as of a date within five (5) Trading Days prior to such
Closing Date.

    o. The Company shall have delivered to such Investor such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request upon reasonable advance notice.

    p. The Company's transfer agent agrees to accept one blanket representation letter from the Investor or its broker (as the transfer agent may designate)
after the Effective Date, which representation letter shall state that all sales of the Registrable Securities will be made in compliance with the prospectus delivery requirements of the Registration Statement, so that any Shares being purchased after a Put Notice Date will bear no legend and not be subject to stop transfer instructions.

          9.   TERMINATION.

    a. Termination. The representations, warranties and covenants contained in or incorporated into this Agreement, insofar as applicable to the transactions consummated hereunder prior to such termination, shall survive its termination for the period of any applicable statute of limitations.

    b. Termination. This Agreement shall terminate upon occurrence of any of the following events:

        (i) when the Investor has purchased an aggregate of $3,000,000 in the Common Stock of the Company pursuant to this Agreement;
        provided that the representations, warranties and covenants contained in this Agreement insofar as applicable to the
        transactions consummated hereunder prior to such termination, shall survive the termination of this Agreement for the period of any applicable statute of limitations,

        (ii) on the date which is eighteen (18) months after the
        Effective Date;

        (iii) if the Company shall file or consent by answer or otherwise to the entry of an order for relief or approving a petition for relief, reorganization or arrangement or any other petition in bankruptcy for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or shall make an
        assignment for the benefit of its creditors, or shall consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, or shall be adjudicated a bankrupt or insolvent, or shall take corporate action for the purpose of any of the foregoing, or if a court or governmental authority of competent jurisdiction shall enter an order appointing a custodian,
        receiver, trustee or other officer with similar powers with respect to the Company or any substantial part of its property or an order for relief or approving a petition for relief or
        reorganization or any other petition in bankruptcy or for
        liquidation or to take advantage of any bankruptcy or insolvency law, or an order for the dissolution, winding up or liquidation of the Company, or if any such petition shall be filed against the Company;

        (iv) the trading of the Common Stock is suspended by the SEC, the
        Principal Market for a period of five (5) consecutive Trading
        Days;

        (v) the Company shall not have filed with the SEC the initial
        Registration Statement with respect to the resale of the
        Registrable Securities in accordance with the terms of the initial Registration Rights Agreement within sixty (60) calendar days of the date hereof or the Registration Statement has not been declared effective within one hundred eighty (180) calendar days of the date hereof; or

        (vi) the Common Stock ceases to be registered under the 1934 Act.

        (vii) The Securities cease to be registered under the 1934 Act or listed or traded on the Nasdaq National Market, American Stock
        Exchange or Nasdaq Small Cap Market or the OTC Bulletin Board; or

        (viii) The Company requires shareholder approval under Nasdaq or
        American Stock Exchange rules to issue additional shares and such approval is not obtained within sixty (60) days from the date when the Company has issued its 19.9% maximum allowable shares.

Upon the occurrence of one of the above-described events, the Company shall send written notice of such event to the Investor.

          10.  INDEMNIFICATION.

    a. In consideration of the Investor's execution and delivery of the this
Agreement and the Registration Rights Agreement and acquiring the Shares hereunder and in addition to all of the Company's other obligations under the
Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and all of their shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement)
(collectively, the "COMPANY INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such
Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the
"COMPANY INDEMNIFIED LIABILITIES'), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or
(ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach, or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by the Investor which is specifically intended by the Investor for use in the preparation of any such
Registration Statement, preliminary prospectus or prospectus. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

    b. In consideration of the Company's execution and delivery of the this
Agreement and the Registration Rights Agreement and in addition to all of the
Company's other obligations under the Transaction Documents, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INVESTOR INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith
(irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INVESTOR INDEMNIFIED LIABILITIES'), incurred by any
Indemnitee as a result of, or arising out of, or relating to written information furnished to the Company by the Investor which is specifically intended by the
Investor for use in the preparation of any such Registration Statement, preliminary prospectus or prospectus. To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Investor Indemnified Liabilities which is permissible under applicable law.

         11.      GOVERNING LAW; MISCELLANEOUS.

    a. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to the principles of conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     b. Fees and Expenses.

        (i) The Company shall pay Investor's counsel, Joseph B. LaRocco,
        Esq., the sum of $15,000, $5,000 of which shall be payable on or prior to the Execution Date and $10,000 of which shall be payable in the form of Common Stock based on the closing bid price on the
        Trading Day immediately preceding the Execution Date, with 200%
        coverage. On each Closing Date, the Company shall pay the Escrow
        Agent the sum of $500 for each Put Notice, which amount the
        Escrow Agent may deduct from the proceeds received in escrow from the Investor.

        (ii)Except as otherwise set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys' fees and expenses incurred by either the Company or by the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions
        contemplated hereunder, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may
        be. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Securities issued pursuant hereto.

     c. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

    d. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this
Agreement.

    e. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this
Agreement in any other jurisdiction.

    f. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other
Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.
No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

    g. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

         Jacobson Resonance Enterprises, Inc.
         8200 Jog Road, Suite 100
         Boynton Beach, Florida 33437
         Attention: Frank A. Chaviano, COO
         Telephone: 561-752-4141
         Facsimile: 561-752-3939

         With a copy to:

         Michael Paige, Esq.
         Jackson & Campbell, P.C.
         1120 20th Street, NW
         South Tower
         Washington, D.C. 20036-3437
         Telephone: 202-457-6696
         Facsimile: 202-457-1678

         If to the Investor:
         At the Address set forth in the Investor Questionnaire.

         With a copy to:
         c/o Joseph B. LaRocco, Esq.
         49 Locust Avenue, Suite 107
         New Canaan, CT 06840
         Telephone:  203-966-0566
         Facsimile:  203-966-0363

    Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

    h. No Assignment. This Agreement shall not be assignable.

    i. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

    j. Survival. The representations and warranties of the Company and the
Investor contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4 and 5, and the indemnification provisions set forth in Section 10, shall survive each of the Closings. The Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

    k. Publicity. The Company and Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Investor without the prior written consent of such Investor, except to the extent required by law. Investor acknowledges that this Agreement and all or part of the
Transaction Documents may be deemed to be "material contracts" as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities 1933 Act or the 1934 Act. Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

    l. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

    m. No Placement Agent. Except as set forth in this Agreement, no fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person or entity, with respect to the transactions contemplated by the Transaction
Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons or entities for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents. The Company shall indemnify and hold harmless the Investor, their employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses incurred in respect of any such claimed or existing fees, as such fees and expenses are incurred.

    n. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

    o. Remedies. The Investor and each holder of the Shares shall have all rights and remedies set forth in this Agreement and the Registration Rights
Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any default or breach of any provision of this Agreement, including the recovery of reasonable attorneys fees and costs, and to exercise all other rights granted by law.

    p. Payment Set Aside. To the extent that the Company makes a payment or payments to the Investor hereunder or the Registration Rights Agreement or the
Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                [Balance of this page intentionally left blank.]

                             INVESTOR QUESTIONNAIRE

    The information contained in this Questionnaire is being furnished in order to determine whether the undersigned's subscription to purchase the Shares described in this Agreement may be accepted.

    ALL INFORMATION CONTAINED IN THIS QUESTIONNAIRE WILL BE TREATED
CONFIDENTIALLY. The undersigned understands, however, that the Company may present this Questionnaire to such parties as it deems appropriate if called upon to establish that the proposed offer and sale of the Securities is exempt from registration under the 1933 Act, as amended. Further, the undersigned understands that the offering may be required to be reported to the Securities and Exchange Commission, NASDAQ and to various state securities and "blue sky"
regulators.

    IN ADDITION TO SIGNING THE SIGNATURE PAGE, IF REQUESTED BY THE COMPANY, THE
UNDERSIGNED MUST COMPLETE FORM W-9.

    I. PLEASE CHECK EACH OF THE STATEMENTS BELOW THAT APPLIES.

        1. The undersigned: (a) has total assets in excess of $5,000,000; (b)
was not formed for the specific purpose of acquiring the securities and (c)
has its principal place of business in ___________.

        2. The undersigned is a natural person whose individual net worth* or joint net worth with his or her spouse exceeds $1,000,000.

        3. The undersigned is a natural person who had an individual income*
in excess of $200,000 in each of the two most recent years and who reasonably expects an individual income in excess of $200,000 in the current year. Such income is solely that of the undersigned and excludes the income of the undersigned's spouse.

        4. The undersigned is a natural person who, together with his or her spouse, has had a joint income* in excess of $300,000 in each of the two most recent years and who reasonably expects a joint income in excess of
$300,000 in the current year.

        * For purposes of this Questionnaire, the term "net worth" means the excess of total assets over total liabilities. In determining "income", an investor should add to his or her adjusted gross income any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to IRA or Keogh retirement plan, alimony payments and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

        5. The undersigned is:

        (a) a bank as defined in Section 3(a)(2) of the 1933 Act; or

        (b) a savings and loan association or other institution as defined in
Section 3(a)(5)(A) of the 1933 Act whether acting in its individual or fiduciary capacity; or

        (c) a broker or dealer registered pursuant to Section 15 of the 1934
Act; or

        (d) an insurance company as defined in Section 2(13) of the 1933 Act;
or

        (e) An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

        (f) a small business investment company licensed by the U.S. Small
Business Administration under Section 301 (c) or (d) of the Small Business
Investment Act of 1958; or

        x 6. The undersigned is an entity in which all of the equity owners are "accredited investors", as that term is defined in Rule 501(a)(3) of
Regulation D of the 1933 Act.

                           II. INVESTOR INFORMATION

        (a) IF THE UNDERSIGNED IS AN INDIVIDUAL:

                  Name _________________________________________

                  Street Address __________________________________

                  City, State, Zip Code _____________________________

                  Phone ____________________ Fax _________________

                  Social Security Number  ___________________________

                  Send Correspondence to:
                  ===============================================
                  -----------------------------------------------

        (b) IF THE UNDERSIGNED IS NOT AN INDIVIDUAL:

                                     Tecinvest Services, Inc.
                  Name of Entity __________________________________

                                    Jan Telander          Director
                  Person's Name ___________________ Title___________

                                                     Belize
                  State of Organization ______________________________

                                                 As Stated Below
                  Principal Business Address _________________________

                  City, State, Zip Code ______________________________

                  Taxpayer Identification Number _____________________

                          34 952 766 250          34 952 858 068
                  Phone ____________________ Fax _________________

                  Send Correspondence to:
                  C/o EIG Capital Services S.L.
                  -----------------------------------------------
                  Avenida Severo Ochoa 28
                  -----------------------------------------------
                  Edificio Marina Marbella,  6B
                  -----------------------------------------------

                  29600 Marbella, Spain

                      JACOBSON RESONANCE ENTERPRISES, INC.
                                 SIGNATURE PAGE

    Your signature on this Signature Page evidences your agreement to be bound by the Questionnaire, Subscription Agreement and Registration Rights
Agreement.

        1. The undersigned hereby represents that (a) the information contained in the Questionnaire is complete and accurate and (b) the undersigned will notify Jacobson Resonance Enterprises, Inc. immediately if any material change in any of the information occurs prior to the acceptance of the undersigned's subscription and will promptly send
Jacobson Resonance Enterprises, Inc.written confirmation of such change.

        2. The undersigned signatory hereby certifies that he/she has read and understands the Investment Agreement and Questionnaire, and the
representations made by the undersigned in this Investment Agreement and
Questionnaire are true and accurate.

                                    TECINVEST SERVICES, INC.

        12/18/01                            /s/ Jan Telander
____________________________        By:____________________________________
        Date                        Name:  Jan Telander
                                    Title:  Director

                            COMPANY ACCEPTANCE

This Investment Agreement accepted and agreed
                                        18th
to by the Company and the Investor this ____ day of December, 2001.

COMPANY:
Jacobson Resonance Enterprises, Inc.

                  /s/ F. A. Chaviano
By:      ____________________________________
              Name: Frank Chaviano
              Title:  COO

                                LIST OF SCHEDULES

Schedule 4(a)                 Subsidiaries
Schedule 4(c)                 Capitalization
Schedule 4(e)                 Conflicts
Schedule 4(g)                 Material Changes
Schedule 4(h)                 Litigation
Schedule 4(l)                 Intellectual Property
Schedule 4(n)                 Liens
Schedule 4(t)                 Certain Transactions

                                LIST OF EXHIBITS

EXHIBIT A                           Registration Rights Agreement
EXHIBIT B                           Form of Warrant
EXHIBIT C                           Officers' Certificate
EXHIBIT D                           Opinion of Company's Counsel
EXHIBIT E                           Escrow Agreement
EXHIBIT F                           Broker Representation Letter
EXHIBIT G                           Board Resolution
EXHIBIT H                           Put Notice

                                    Exhibit C

                              OFFICER'S CERTIFICATE

The undersigned officer of Jacobson Resonance Enterprises, Inc., a Nevada corporation (the "Company") does hereby deliver this certificate on behalf of the Company pursuant to Section 8(c) of the Investment Agreement dated December
__, 2001 (the "Agreement") between the Company and ___________________ (the
"Investor"), and hereby certifies that:

        (A)     the representations and warranties of the Company contained in the Agreement were true and accurate in all material
                respects on the date of the Agreement and are true and
                accurate in all material respects as of the date of this
                Certificate; and

        (B)     the Company has performed, satisfied and complied in all
                material respects with all covenants, agreements and
                conditions required by the Agreement and the Registration
                Rights Agreement to be performed, satisfied or complied with by the Company at or prior to the date hereof; and

        (C)     the Company has filed with the SEC a Registration Statement with respect to the resale of Registrable Securities by the
                Investors which was declared effective by the SEC on
                ___________; and (i) the Company has not received notice
                that the SEC has issued or intends to issue a stop order
                with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of
                such Registration Statement, either temporarily or
                permanently, or intends or has threatened to do so, and (ii)
                no other suspension of the use or withdrawal of the
                effectiveness of such Registration Statement or related
                prospectus shall exist; and

        (D)     the Company has no knowledge of any event reasonably likely to cause any Registration Statement to be suspended or
                otherwise ineffective; and

        (E)     (i) the Common Stock has been approved for quotation on the
                Principal Market, (ii) the Common Stock has not been
                suspended by the SEC, the Principal Market or the NASD and
                (iii) to the best of the Company's knowledge its Common
                Stock will not be delisted from the Principal Market within the next thirty (30) calendar days;

        (F)     the Registration Statement does not include an untrue
                statement of a material fact or omit to state a material
                fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

        (G)     for purposes of determining compliance with Section 2(e) of the Agreement, the aggregate number of shares of Common
                Stock issued and outstanding as of the applicable Closing
                Date, after giving effect to the number of shares being
                purchased by the Investor pursuant to the Put Notice, is
                ______________ shares.; and

        (H)     the issuance of shares of Common Stock with respect to the
                Closing on the date hereof shall not violate the shareholder approval requirements of the Principal Market; and

        (I)     As of the date hereof, the authorized capital stock of the
                Company consists of 300,000,000 shares of Common Stock, of which as of the date hereof, approximately ________________
                shares are issued and outstanding, 30,000 shares of
                Preferred Stock are issued and outstanding and approximately
                ____________ shares of Common Stock which are issuable upon the exercise of options, warrants and conversion rights.

    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Dated: ________________               Jacobson Resonance Enterprises, Inc.

                                      ------------------------------
                                      Name:
                                      Title:

                                    EXHIBIT F

                              [BROKER'S LETTERHEAD]

Date
Via Facsimile

Attention:
======================
----------------------

Re:  JACOBSON RESONANCE ENTERPRISES, INC.

Dear __________________:

It is our understanding that the Form______ Registration Statement bearing SEC
File Number ( ___-______) filed by JACOBSON RESONANCE ENTERPRISES, INC. on Form
_____ on __________, 2001 was declared effective on _________, 2001.

This letter shall confirm that ______________ shares of the common stock of
JACOBSON RESONANCE ENTERPRISES, INC. are being sold on behalf of
__________________ and that we shall comply with the prospectus delivery requirements set forth in that Registration Statement by filing the same with the purchaser.

If you have any questions please do not hesitate to call.

Sincerely,

----------------------

cc:  Joseph B. LaRocco, Esq.

                                  EXHIBIT H               PUT NOTICE NO. ______

    Jacobson Resonance Enterprises, Inc., a Nevada corporation (the "Company"), hereby elects to exercise its right pursuant to the Investment Agreement, to require Investor to purchase shares of its common stock. The Company hereby certifies that:

1. The Dollar Amount is: $_______________.

2. The Purchase Period runs from ____________________ to ____________________.

3. The current number of shares of common stock issued and outstanding as of
_____________ are __________________________.

4. 85% of the average of the four (4) lowest closing bid prices
("Average4") for the Common Stock as reported by Bloomberg Financial LP during the Purchase Period is as follows:

Average4       x   85%   =  Purchase Price  x  (15% of Volume)  =   Total

___________    x    85%  =     __________    x  _____________   =  $__________

___________    x    85%  =     __________    x  _____________   =  $__________

___________    x    85%  =     __________    x _____________    =  $__________

___________    x    85%  =     __________    x  _____________   =  $__________

___________    x    85%  =     __________    x  _____________   =  $__________

___________    x    85%  =     __________    x  _____________   =  $__________

___________    x    85%  =     __________    x  _____________   =  $__________

___________    x    85%  =     __________    x  _____________   =  $__________

___________    x    85%  =     __________    x  _____________   =  $__________

___________    x    85%  =     __________    x  _____________   =  $__________

                                        GRAND TOTALS _____________ $__________

Number of Shares being Purchased (total of 15% volume column) _______________

Aggregate Purchase Price of Shares __________________

                  Less Escrow Fee -__________________

              Less Draw Down Fee - __________________

                         Amount to be wired to Company

The undersigned has executed this Put Notice as of this ___ day of _________,
200__.

Jacobson Resonance Enterprises, Inc.

By:_______________________________________
Name and title:

                           Schedule 4(a) Subsidiaries

                          Schedule 4(c) Capitalization

                             Schedule 4(e) Conflicts

                         Schedule 4(g) Material Changes

                            Schedule 4(h) Litigation

                       Schedule 4(l) Intellectual Property

                              Schedule 4(n) Liens

                       Schedule 4(t) Certain Transactions